Exhibit 6.13

ACR-052871

VALUE SHARE TRANSFER AGREEMENT

THIS VALUE SHARE TRANSFER AGREEMENT is an agreement (“Transfer Agreement” or “Agreement”), dated as of________________, by and between Wahed Financial LLC (“Investor”) and ACRE HOME OWNERSHIP HOLDINGS LLC, a Delaware limited liability company (“Acre”). Each of Investor and Acre is sometimes hereinafter referred to individually as a “Party,” and collectively as the “Parties.”

RECITALS

A. Acre had previously entered into a Value Share Agreement with the Residents of the Real Property and of the Home located at _________________ (the Home and the Real Property are hereinafter called the “Residence”), dated __________________ (such agreement is hereinafter called the “Value Share Agreement” and is incorporated by reference).

B. Acre has the right to transfer its ownership in the Residence and in the Value Share Agreement to any person or entity, provided that such transferee agrees to assume all of Acre’s rights and obligations under the Value Share Agreement and (provided Resident is not in default of any provision of the Value Share Agreement beyond any applicable notice and cure period as may be provided herein), to not disturb Resident’s rights hereunder or in the Residence.

C. Resident has agreed that, in the event of any such transfer by Acre, Acre will automatically be released from all liability under this Value Share Agreement, and Resident agreed to look solely to Acre’s transferee for the performance of Acre’s obligations hereunder after the date of transfer, and the transferee will be deemed to have fully assumed and be liable for all obligations of this Value Share Agreement to be performed by Acre, and Resident will attorn to the transferee.

D. Acre is transferring or selling its ownership in the Residence to Investor, and concurrent with that transfer or sale, Investor has agreed to assume all of Acre’s rights and obligations of the Value Share Agreement.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained in this Value Share Transfer Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acre and Investor agree that the foregoing recitals are true and correct and incorporated herein, and also agree as set forth below.

AGREEMENT

1. TRANSFER OF VALUE SHARE AGREEMENT.

Effective immediately Acre transfers all its rights and obligations under the Value Share Agreement to Investor. Investor fully assumes and is liable for all obligations of the Value Share Agreement. Acre is hereby released from all liability under the Value Share Agreement. In accordance with the terms of the Value Share agreement, Resident will look solely to Investor for the performance of Acre’s obligations under the Value Share Agreement.

1. INDEMNIFICATION.

(A) Indemnification by Investor. Investor agrees to indemnify, defend, and hold harmless Acre and Acre’s officers, directors, members, managers, partners, shareholders, employees, affiliates, agents and representatives from any liability, costs (including reasonable attorneys’ fees), or claims arising from or related the Investor’s obligations under the Value Share Agreement.

ACR-052871

2. SEVERABILITY. If any provision of this Agreement or the application of this Agreement shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

3. FURTHER ASSURANCES. From and after the date of this Agreement, each Party agrees to do such things, perform such acts, and make, execute, acknowledge, and deliver such documents as may be reasonably necessary and customary to complete the transactions contemplated by this Value Share Agreement.

2. TIME IS OF THE ESSENCE. Time is of the essence of each and every provision of this Agreement.

3. MODIFICATION. The Parties hereby agree that this Agreement shall not be modified, changed, altered, or amended in any way except through a written amendment signed by all the parties hereto.

4. COUNTERPARTS. This Agreement may be executed in two or more original or electronic counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

The parties have executed this Transfer Agreement as of the date first written above.

ACRE:		INVESTOR:

Acre Home Ownership Holdings LLC, a Delaware limited liability company

By:	Acre Home Ownership Fund LP, it’s managing member

By:		By:
Name:	Michael Schneider	Name:	Ahmar Shaikh
Title:	Manager	Title:	CEO, Wahed Financial LLC